Exhibit 99.1

ALX Oncology Reports Fourth Quarter and Full Year 2024 Financial Results and Provides Corporate Update

– Presented positive updated data from ASPEN-06 Phase 2 trial demonstrating evorpacept generates strong response and durable clinical benefit in patients with HER2-positive gastric cancer in an oral presentation at 2025 ASCO GI

– Presented Phase 1b/2 data demonstrating evorpacept in combination with zanidatamab generates promising anti-tumor activity in advanced breast cancer at SABCS 2024

– Announced focused development plan during R&D Day, including introduction of clinical trials evaluating evorpacept plus anti-cancer antibodies in breast and colorectal cancers and novel EGFR-targeted antibody-drug conjugate (ADC) clinical candidate ALX2004

– Strategic prioritization and resource optimization efforts expected to extend cash runway into Q4 2026

– Announced multiple key additions to leadership team and Board of Directors

SOUTH SAN FRANCISCO, Calif., March 6, 2025 (GLOBE NEWSWIRE) – ALX Oncology Holdings Inc., (“ALX Oncology” or “the Company”) (Nasdaq: ALXO), a clinical-stage biotechnology company advancing therapies that boost the immune system to treat cancer and extend patients’ lives, today reported financial results for the fourth quarter and full year ended December 31, 2024, and provided a corporate update.

“In 2024, we delivered strong progress and continued momentum for our clinical development program evaluating evorpacept as a potential first- and best-in-class CD47 blocker with the ability to deepen and enhance responses to a variety of important, available therapies across a wide range of cancer types,” said Jason Lettmann, Chief Executive Officer of ALX Oncology. “With multiple important clinical trial readouts, significant momentum for our ongoing clinical studies and key additions to our leadership team, we have positioned ALX Oncology for near- and long-term success. Yesterday during our R&D Day webcast, we shared updates on how we are prioritizing operations and capital to support our new and ongoing clinical programs that are expected to extend our cash runway into the fourth quarter of 2026, including taking the difficult decision to streamline our organization aligned to these priorities.”

Fourth Quarter 2024 Highlights and Recent Developments

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At the 2025 American Society of Clinical Oncology (ASCO) Gastrointestinal Cancers Symposium in January 2025, reported updated results from the multi-center, international ASPEN-06 Phase 2 clinical trial (NCT05002127) evaluating evorpacept in combination with HERCEPTIN® (trastuzumab), CYRAMZA® (ramucirumab) and paclitaxel (Evo-TRP) against trastuzumab, CYRAMZA (ramucirumab) and paclitaxel (TRP) for the treatment of patients with HER2-positive gastric/gastroesophageal junction (GEJ) cancer, where all patients had received an anti-HER2 agent in prior lines of therapy.

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Data highlighted evorpacept as the first CD47-blocker to show substantial tumor response and a well-tolerated safety profile in a prospective randomized trial.
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Greatest benefit observed among patients with confirmed HER2-positive cancer, as demonstrated by either fresh biopsy or ctDNA HER2-expression, with a confirmed objective response rate (cORR) of 48.9% and median duration of response (mDOR) of 15.7 months vs. 24.5% ORR and mDOR of 9.1 months in the control group, and a progression-free survival Hazard Ratio of 0.64.
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Evo-TRP was generally well tolerated, with the incidence of adverse events in the evorpacept population consistent with those in TRP control.
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At the San Antonio Breast Cancer Symposium (SABCS) 2024, presented new data from the Phase 1b/2 clinical trial demonstrating evorpacept in combination with zanidatamab generates promising antitumor activity in metastatic breast cancer (mBC).
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Patients who were HER2-positive by central assessment (n=9) showed the greatest anti-tumor activity with a cORR of 55.6% and a median progression-free survival (mPFS) of 7.4 months.
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Combination therapy was well tolerated with a manageable safety profile consistent with prior experience with each investigational agent.
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Announced strategic prioritization and resource optimization efforts, including approximately 30% workforce reduction primarily in preclinical research, expected to extend cash runway into Q4 2026.
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Announced key additions to our leadership team and Board of Directors throughout 2024 and early 2025.
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Allison Dillon, Ph.D., an experienced drug development, commercial strategy and business development leader, as Chief Business Officer.
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Alan Sandler, M.D., a distinguished leader with more than 30 years of experience in oncology and drug development, as Chief Medical Officer.
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Harish Shantharam, CFA, a proven biotech industry executive with over two decades of senior leadership experience in finance, commercial and corporate operations, as Chief Financial Officer.
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Barbara Klencke, M.D., a seasoned clinical leader in oncology drug development with more than 20 years of industry experience, appointed to ALX Oncology’s Board of Directors.
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Chris H. Takimoto, M.D., Ph.D., FACP, a distinguished researcher and drug developer with a proven track record in oncology with 17 years of industry experience, appointed to ALX Oncology’s Board of Directors.
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Announced that Jaume Pons, Ph.D., Founder, President and Chief Scientific Officer, will be departing from his current position and transitioning to the role of Senior Scientific Advisor in Q2 2025.

Upcoming Clinical Milestones

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Head and Neck Squamous Cell Carcinoma: Topline results from Phase 2 ASPEN-03 randomized clinical trial of evorpacept with KEYTRUDA® (pembrolizumab) anticipated in Q2 2025
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Head and Neck Squamous Cell Carcinoma: Topline results from Phase 2 ASPEN-04 randomized clinical trial of evorpacept with KEYTRUDA and chemotherapy anticipated in Q2 2025

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Urothelial Cancer: Updated results from Phase 1 ASPEN-07 clinical trial of evorpacept in combination with PADCEV® (enfortumab vedotin) anticipated in Q2 2025
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Gastric/GEJ Cancer: Regulatory guidance on the gastric cancer registrational path to be provided in Q2 2025
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Breast Cancer: Topline results from Phase 1b I-SPY clinical trial of evorpacept with ENHERTU® (fam-trastuzumab deruxtecan-nxki) anticipated in 2H 2025
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Breast Cancer: Patient dosing anticipated to initiate for ASPEN-BREAST Phase 2 clinical trial in mid-year 2025
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Colorectal Cancer (CRC): Patient dosing anticipated to initiate for ASPEN-CRC Phase 1b clinical trial in mid-year 2025
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New ADC Clinical Candidate: Novel EGFR-directed ADC, ALX2004, planned IND submission in March 2025

2024 Full Year and Fourth Quarter Financial Results:

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Cash, Cash Equivalents and Investments: Cash, cash equivalents and investments as of December 31, 2024, were $131.3 million. The Company believes its cash, cash equivalents and investments are sufficient to fund planned operations into Q4 of 2026. Potential impact of near-term catalysts related to ASPEN-03/04 HNSCC read out and FDA interaction on ASPEN-06 (for e.g., gastric cancer accelerated approval and/or Phase 3 initiation) are excluded from cash runway guidance.
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Research and Development (“R&D”) Expenses: R&D expenses consist primarily of preclinical, clinical and development costs related to the development of the Company’s current lead product candidate, evorpacept, and R&D personnel-related expenses including stock-based compensation. R&D expenses for the three months ended December 31, 2024 were $23.5 million compared to $41.8 million for the prior-year period or a decrease of $18.3 million. This decrease was primarily attributable to a decrease of $17.3 million in clinical and development costs primarily due to less manufacturing of clinical trial materials to support active clinical trials for our lead product candidate, evorpacept, and a decrease in stock-based compensation expense slightly offset by increased preclinical costs for development of new targets and increased personnel and related costs. R&D expenses for the year ended December 31, 2024 were $116.4 million, compared to $141.8 million for the prior-year period.
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General and Administrative (“G&A”) Expenses: G&A expenses consist primarily of administrative personnel-related expenses, including stock-based compensation and other costs such as legal and other professional fees, patent filing and maintenance fees, and insurance. G&A expenses for the three months ended December 31, 2024 were $7.1 million compared to $6.2 million for the prior year period or an increase of $0.8 million. This increase was primarily attributable to an increase in personnel and related costs. G&A expenses for the year ended December 31, 2024 were $26.1 million compared to $28.5 million for the prior-year period.
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Net loss: GAAP net loss was ($29.2) million for the three months ended December 31, 2024, or ($0.55) per basic and diluted share, as compared to a GAAP net loss of ($45.5) million for the three months ended December 31, 2023, or ($0.93) per basic and diluted share. The lower net loss is primarily attributed to lower R&D expenses. GAAP net loss was ($134.9) million for the year ended December 31, 2024, or ($2.58) per basic and diluted share, as compared to a GAAP net loss of ($160.8) million for the year ended December 31, 2023, or ($3.74) per basic and diluted share. Non-GAAP net loss was ($23.2) million for the three months ended December 31, 2024, as compared to a non-GAAP net loss of ($38.7) million for the three months ended December 31, 2023. Non-GAAP net loss was ($107.5) million for the year ended December 31, 2024, as compared to a non-GAAP net loss of ($134.3) million for the year ended December 31, 2023. A reconciliation of GAAP to non-GAAP financial results can be found at the end of this news release.

About ALX Oncology

ALX Oncology (Nasdaq: ALXO) is a clinical-stage biotechnology company advancing therapies that boost the immune system to treat cancer and extend patients’ lives. ALX Oncology’s lead therapeutic candidate, evorpacept, has demonstrated potential to serve as a cornerstone therapy upon which the future of immuno-oncology can be built. Evorpacept is currently being evaluated across multiple ongoing clinical trials in a wide range of cancer indications. More information is available at www.alxoncology.com and on LinkedIn @ALX Oncology.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. Forward-looking statements include statements regarding future results of operations and financial position, business strategy, product candidates, planned preclinical studies and clinical trials, results of clinical trials, research and development costs, regulatory approvals, timing and likelihood of success, plans and objectives of management for future operations, as well as statements regarding industry trends. Such forward-looking statements are based on ALX Oncology’s beliefs and assumptions and on information currently available to it on the date of this press release. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause ALX Oncology’s actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. These and other risks are described more fully in ALX Oncology’s filings with the Securities and Exchange Commission (“SEC”), including ALX Oncology’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other documents ALX Oncology files with the SEC from time to time. Except to the extent required by law, ALX Oncology undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

ALX ONCOLOGY HOLDINGS INC.

Consolidated Statements of Operations

(unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Operating expenses:
Research and development	$23,532	$41,784	$116,373	$141,795
General and administrative	7,081	6,239	26,094	28,483
Total operating expenses	30,613	48,023	142,467	170,278
Loss from operations	(30,613)	(48,023)	(142,467)	(170,278)
Interest income	1,878	2,995	9,366	10,649
Interest expense	(427)	(415)	(1,729)	(1,565)
Other (expense) income, net	(1)	(29)	(20)	389
Net loss	$(29,163)	$(45,472)	$(134,850)	$(160,805)
Net loss per share, basic and diluted	$(0.55)	$(0.93)	$(2.58)	$(3.74)
Weighted-average shares of common stock used to compute net loss per shares, basic and diluted	52,802,409	48,995,998	52,174,904	42,987,767

Consolidated Balance Sheet Data

(unaudited)

(in thousands)

	December 31,	December 31,
	2024	2023
Cash, cash equivalents and investments	$131,281	$218,147
Total assets	$147,775	$242,553
Total liabilities	$34,157	$52,841
Accumulated deficit	$(621,122)	$(486,272)
Total stockholders’ equity	$113,618	$189,712

GAAP to Non-GAAP Reconciliation

(unaudited)

(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
GAAP net loss, as reported	$(29,163)	$(45,472)	$(134,850)	$(160,805)
Adjustments:
Stock-based compensation expense	5,858	6,721	27,093	26,273
Accretion of term loan discount and issuance costs	69	64	265	250
Total adjustments	5,927	6,785	27,358	26,523
Non-GAAP net loss	$(23,236)	$(38,687)	$(107,492)	$(134,282)

Use of Non-GAAP Financial Measures

We supplement our consolidated financial statements presented on a GAAP basis by providing additional measures which may be considered “non-GAAP” financial measures under applicable SEC rules. We believe that the disclosure of these non-GAAP financial measures provides our investors with additional information that reflects the amounts and financial basis upon which our management assesses and operates our business. These non-GAAP financial measures are not in accordance with generally accepted accounting principles and should not be viewed in isolation or as a substitute for reported, or GAAP, net loss, and are not a substitute for, or superior to, measures of financial performance performed in conformity with GAAP.

“Non-GAAP net loss” is not based on any standardized methodology prescribed by GAAP and represents GAAP net loss adjusted to exclude stock-based compensation expense and accretion of term loan discount and issuance costs. Non-GAAP financial measures used by ALX Oncology may be calculated differently from, and therefore may not be comparable to, non-GAAP measures used by other companies.

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Investor Relations Contact:

Elhan Webb, CFA, IR Consultant

ewebb@alxoncology.com

Media Contact:

Audra Friis, Sam Brown, Inc.

audrafriis@sambrown.com

(917) 519-9577